Exhibit 14.1

Wintrust Financial Corporation

Corporate Code of Ethics

2011

Adopted by the Board of Directors

as of April 28, 2011

I.	INTRODUCTION

The Board of Directors of Wintrust Financial Corporation has adopted this Code of Ethics (the “Code”) to provide our employees, vendors, clients, shareholders and members of the general public with an official statement of the fundamental principles that govern how Wintrust Financial Corporation, the Wintrust Banks and all our subsidiaries (together, the “Company”) conduct themselves in the marketplace.

The Code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential customers, suppliers, fellow employees, competitors, governments and self-regulatory agencies, the media and anyone else with whom the Company has contact. Under the Code, our employees, officers and directors should conduct business for the Company in the full spirit of honest, ethical and lawful behavior and should not cause another employee or non-employee to act otherwise, either through inducement, suggestion or coercion. In addition, our banks, broker-dealer and investment adviser subsidiaries also require their employees to abide by detailed standards of ethical conduct they have adopted in accordance with regulations applicable to them.

Consistent with the Sarbanes-Oxley Act of 2002, the Code is disclosed in the periodic financial reports of the Company filed with the Securities and Exchange Commission (the “SEC”). The purpose of the Code is to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of conflicts of interest; (2) full, fair, accurate, timely and understandable disclosure in periodic reports; and (3) compliance with applicable rules and regulations.

General Philosophy

The Code, among other things,:

•	Requires the highest standards for honest and ethical conduct, including proper procedures for dealing with actual or apparent conflicts of interest.

•	Requires compliance with applicable laws, rules and regulations.

•	Requires that information provided and records maintained be accurate, complete, objective, timely and understandable.

•	Addresses misuse or misapplication of Company property and corporate opportunities.

•	Requires the highest level of fair dealing and confidentiality within and outside the Company.

•	Requires reporting of any illegal behavior.

•	Provides methods by which directors and employees may obtain clarification regarding, request waivers from, or report suspected violations of, the Code.

Who’s Covered

The Code applies to all directors, officers and employees of the Company, including the directors, officers and employees of each of its subsidiaries. All employees and directors should be familiar with the Code. All employees and directors will be asked annually to read the Code and sign an acknowledgment agreeing to comply with the Code. This Code is not a contract (express or implied) but rather a pronouncement of our desire to promote exemplary ethical behavior by our employees, directors and agents in the conduct of all of our business affairs.

II.	CONFLICT OF INTEREST

Employees including officers and directors of the Company must avoid situations where their personal interests could conflict or appear to conflict with the interests of the Company or its shareholders. Conflicts of interest may arise when an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment.

Any position or interest, financial or otherwise, which could materially conflict with your performance as an officer, director or employee, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers, shareholders or competitors or otherwise would be a conflict of interest.

To help you avoid conflicts (and the appearance thereof), the following guidelines have been developed.

Use of Corporate Funds and Assets

The assets of the Company are much more than our offices, furnishings, equipment, cash deposits, corporate funds, computers and pencils. They include client lists and marketing concepts, business strategies and plans, investment programs, as well as information about our business. These assets may not be improperly used to provide personal gain for employees or directors. Nor may employees or directors provide others with access to the assets of the Company. The theft of money, property or other assets will not be tolerated.

Confidential Information

As part of your job, you may have access to confidential information about the Company, our clients, vendors, business partners, competitors and shareholders. You are only to use such confidential information for the business purpose intended. Unless properly released to the public, this information should not be disclosed to fellow employees who do not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes information or data on deposit and loan pricing, business strategies, acquisitions, new branch locations, client information, investment portfolios, corporate manuals, processes, systems, procedures, financial information, etc. Much of the financial information we have about clients is subject to their legal rights to privacy and our privacy and confidentiality policies must be strictly adhered to in order to preserve these rights. The duty to protect the confidences of the Company and its clients includes avoiding not only intentional disclosures but also taking care to avoid unintentional or indirect disclosure. No director or employee shall disclose in a social media posting, blog, chat room or other social or professional networking site confidential or other information regarding the Company or its business, clients, vendors, business partners, competitors or shareholders. You remain under an obligation to keep all information confidential even if your employment with the Company ends.

Personal Financial Gain and Investments

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Directors and employees should avoid any outside financial interests that might interfere or unduly influence their corporate decisions or actions on behalf of the Company. This does not prohibit investments in or relationships with other companies that compete with or do business with the Company so long as the investment or relationship does not interfere with the director’s or employee’s exercise of independent judgment in fulfilling his or her responsibilities to the Company.

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Insider trading in securities of the Company or tipping non-public material information about the Company to others is a violation of law and is strictly prohibited for all directors, officers and employees. It is both illegal and unethical to buy, sell, trade or otherwise participate in transactions involving Company common stock or other security while in possession of material non-public information about the Company, or to disclose such information to third parties. All executive officers and directors of Wintrust are also expected to comply with restricted trading periods that are in place from time to time under the Company’s insider trading policies applicable to them.

If you feel you may have a conflict of interest, including due to your non-Company investments, you should report the potential conflict and seek guidance from your manager or any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Director of Internal Audit.

Outside Activities

Employees should avoid outside employment, investment, business or activities that would have a negative impact on their job performance with the Company, or which are likely to conflict with their obligations to the Company. Before agreeing to act as a director, officer, consultant or advisor for any other business organization, you must notify your manager. An employee who performs work for a company with which we do business or compete must disclose that interest or work to his/her manager.

In addition, you may not accept a personal appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage or a close personal friend (so long as the friendship did not arise from a Wintrust business relationship), without the approval of your departmental supervisor. Where such responsibilities are accepted for a relative and/or approval is obtained, our policies and the law demand the highest standards of good faith in discharging such duties.

Corporate Opportunities

All business opportunities for personal investment that come to the attention of any employee, officer or director of the Company that in any way relates to the business strategy of the Company or any of its subsidiaries are considered “corporate opportunities”. Each employee, officer and director is prohibited from using the Company’s property, information or his or her position for inappropriate gain, which would include appropriating for themselves, or for any affiliate or family members, business opportunities that properly belong to the Company, whether or not the corporate opportunities are discovered through the performance of duties to the Company.

Extension of Credit

The Company may extend credit to any director, officer or principal shareholder of the Company only on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to Company employees generally as permitted in accordance with Regulation O of the Board of Governors of the Federal Reserve System and only as permitted by the Sarbanes-Oxley Act of 2002.

III.	COMPLIANCE WITH LAWS

In fulfillment of their responsibilities to the Company, all employees and directors are required to conduct themselves in a lawful, professional and ethical manner to promote the Company’s compliance with laws of federal, state and local governments applicable to the Company as well as the rules and regulations of private and public regulatory agencies having jurisdiction over the Company. The Company has implemented many policies and procedures designed to ensure compliance with laws and regulations, and employees should make every effort to abide by these policies and procedures at all times. If you have a question as to whether your conduct complies with applicable law, please contact your departmental supervisor.

IV.	DEALING WITH CLIENTS AND VENDORS

The following guidelines are intended to help all directors and employees make the appropriate decision in potentially difficult or confusing situations.

“Kickbacks” and Rebates

The extension of loans and purchases or sales of products and services must not lead to employees or directors, or their families, receiving personal kickbacks, rebates or other payments regardless of form, whether in money, property or services.

Gifts and Entertainment

To avoid both the reality and the appearance of improper relations with clients or vendors, the following standards apply to receipt of gifts and entertainment by directors, officers and employees and their immediate family members:

Gifts

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You may not solicit, accept or retain gifts of money under any circumstances nor may you solicit non-money gifts, gratuities, or any personal benefit or favor of any kind from any business, firm or individual doing or seeking to do business with the Company. Moreover, directors, officers and employees of the Company shall abide by the Bank Bribery Act and related regulations, under which it is a criminal offense for any director, officer or employee of a federally insured bank to corruptly solicit or accept anything of value from any person, firm or corporation intending to be influenced or rewarded, in connection with any business or transaction of the Company.

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You and members of your immediate family may accept unsolicited, non-money gifts from a business, firm or individual doing or seeking to do business with the Company but only if: (1) the gift is of nominal intrinsic value; (2) the gift is advertising or promotional material; or (3) the gift is reasonable under the circumstances and otherwise complies with Company or subsidiary policies and procedures applicable to you. Gifts or bequests from family members, and gifts or bequests of a nominal value from non-family members, are not prohibited.

Entertainment

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Directors, officers and employees may offer and/or accept meals, invitations to athletic events and other entertainment to or from clients or prospective clients if the entertainment is of reasonable value, appropriate in the context of your position with the Company and the Company’s business objectives and in accordance with applicable Company policies. Directors and employees should not, however, encourage or solicit entertainment from a business, firm or individual because they are doing or seeking to do business with the Company.

•	Employees will be reimbursed for entertainment expenses only in accordance with Company policies and procedures as in effect from time to time.

Payments to Brokers, Agents, Consultants

Agreements with brokers, agents, sales representatives, and consultants must be in writing and must clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved, and the applicable rate or fee. Payments must be reasonable in amount and commensurate with the value of services rendered.

V.	FINANCIAL BOOKS AND RECORDS

False or artificial entries shall not be made in the books or records of the Company for any reason; to do so may result in criminal and/or civil penalties to the Company and/or employee. No employee may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the financial books and records of the Company. The Company’s policy is to make full, fair, accurate, timely and understandable disclosures in reports and documents filed with, or submitted to, the SEC and in the Company’s public statements, and directors, officers and employees involved in the preparation or review of these reports, documents and statements must promote these objectives.

Falsification of Records

No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. “Slush funds” or similar funds or accounts where no accounting for receipts or expenditures is made on the Company’s books are strictly prohibited.

Retention of Records

All employees must comply with the Company’s records retention policies applicable to their area of operations. Destruction, concealment or falsification of any documents required by law to be retained is strictly prohibited.

VI.	FAIR DEALING

All employees and directors of the Company must uphold the highest standards of fair, honest and ethical conduct in all business dealings with clients, with other employees, with vendors, partners and competitors, with shareholders and with the general public. No one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Information About Competitors and Antitrust Laws

In business, it is inevitable that the Company and its competitors will meet and talk from time to time. This is neither against the law nor to be avoided. What must be avoided, at all costs, is collaboration with competitors in violation of the law on such things as pricing, marketing, product design, sales territories and goals, and proprietary or confidential information. It is important that each employee and director avoid saying anything to a representative of any competitor that could be interpreted as an agreement to cooperate with that competitor in a common course of action.

As a vigorous competitor in the marketplace, we seek economic knowledge about our competitors. However, we will not engage in illegal or improper acts to acquire a competitor’s pricing lists, marketing plans, client lists, employee lists, financial data, information about company facilities, expansion plans or operations. In addition, we do not hire competitors’ employees for purposes of obtaining confidential information or urge competitive personnel or clients to disclose confidential information.

VII.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

The Company encourages each of its employees to be good citizens and to fully participate in the political process. Employees should, however, be aware that: (1) federal law prohibits the Wintrust Banks from contributing corporate funds to federal political candidates, political parties or party officials; and (2) employees who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company or the Wintrust Banks. The Company will not compensate employees for time dedicated to political activities.

VIII.	ENFORCEMENT

Boards	of Directors

The Board of Directors of the Company is responsible in its oversight role to assure that the business practices of the Company are conducted in accordance with the Code. In fulfilling this responsibility, the Board will require the board of directors of each subsidiary of the Company to report to the Nominating and Corporate Governance Committee of the Board of Directors regarding their oversight of the subsidiary’s compliance with the Code.

In all cases, the respective boards of directors will assure that the legal rights of individuals are protected, that the Company’s legal obligations are fulfilled and that proper disciplinary and legal action is taken if violations occur. The boards of directors will also see that corrective measures are taken consistently and safeguards are instituted to prevent recurrence of violations.

Reporting of Violations

As a Company employee, you are expected to report, without delay, all suspicious, unethical, dishonest or illegal activities or financial improprieties by other employees to your manager (unless implicated in the suspect activity) or through the Confidential Hotline as described below. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected theft, embezzlement, check/debit card titling, misapplication or other defalcation involving bank funds or bank personnel in any amount. Employees are also encouraged to contact directly any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller or Director of Internal Audit of the Company with any concerns about wrongdoing or questionable practices of any kind within the Company.

Confidential Hotline

You may also report any such information confidentially by calling our ethics hotline at 1-866-ETHICSP (1-866-384-4277) or through the hotline website at www.ethicspoint.com. The ethics hotline is maintained by a third party service to ensure confidentiality and proper handling of any reported violations and is available 24 hours a day, 7 days a week. Your report may be made anonymously through the hotline. However, it is helpful to provide information that can be promptly investigated by appropriate officers of the Company and where appropriate, the Audit Committee of the Board of Directors or other members of the Board of Directors as appropriate.

Concerns regarding questionable accounting, internal accounting controls or auditing matters, or any other suspected wrongdoing, will be promptly reported to the Chairman of the Audit Committee of the Board of Directors. Upon request through the hotline, the Chairman of the Audit Committee will contact you directly to discuss your concerns.

Failure to Report

Failure to submit information regarding suspected Code violations is itself a violation of the Code as is the submission of facts which are known to be false. Submission of suspected Code violations may be made to any of the above-mentioned persons, preferably in a signed writing containing a description of the factual basis for the allegations (e.g., documents, events, meetings).

No Retaliation

It is a serious Code violation, and a violation of law, for any director, officer, employee or manager to initiate or encourage reprisal action against an employee or other person who in good faith reports known or suspected Code violations. Retaliation will not be tolerated.

Officers and Managers

All officers and managers are responsible for advocating full compliance by all personnel and reporting any actual or alleged material Code violations and any potential wrong-doing or financial improprieties. Officers and managers are also responsible for reviewing this Code with each of their employees and ensuring that it is countersigned annually and placed in the employee’s personnel file. New employees shall read and sign the Code upon employment.

Request for Waivers and Changes in Code of Ethics

Waivers to the Code, if any, for directors or executive officers of the Company may only be granted by the Board of Directors of Wintrust, or an appropriate independent committee of the Board. The Board of Directors, or any such committee, shall have the sole discretion to grant any waiver request. Any waiver of this Code and the grounds for such waiver for a director or executive officer of the Company shall be promptly disclosed through a filing with the SEC on Form 8-K. Additionally, any material amendment to this Code shall be promptly disclosed to the Company’s shareholders through a posting on the Company’s website.

Penalties

Violations of the Code are a serious matter and will be the basis for disciplinary action, including reprimand, loss of compensation, seniority or promotional opportunities, demotions or dismissal. Suspected and reported violations will be investigated and any violation will be dealt with fairly.

IX.	EMPLOYEE STATEMENT

I acknowledge having received a copy of the Company’s Corporate Code of Ethics. I have read it completely and reviewed it with my immediate supervisor.

I understand how the Code applies to me and agree to fully comply with each of its provisions.

I understand that the Code is not intended to set forth either express or implied contractual obligations of the Company. The Company retains the right to change the provisions of this Code at any time.

Employee Name:

(Please Print)

Employee Signature:

Date:

HR Coordinator’s:

Date:

X.	DIRECTOR ACKNOWLEDGMENT

By signing below, I acknowledge to Wintrust Financial Corporation that I have received a copy of the Company’s Corporate Code of Ethics.

I understand how the Code applies to me and agree to fully comply with each of its provisions.

Director Name:
(Please Print)

Director Signature:

Date: